Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of US SolarTech, Inc. (formerly Silica Tech, LLC), of our report dated February 23, 2009 on our audit of the financial statements of Silica Tech, LLC. as of December 31, 2007 and 2006, and the related restated statements of operations, members’ equity and cash flows for the years then ended and inception (August 23, 2005) through December 31, 2007, and the reference to us under the caption “Experts.”

/s/ Stowe & Degon, LLP

Leominster, Massachusetts
March 3, 2009